Exhibit (b)(2)


                                                   Free translation into English
                                                            for convenience only


                      COMPAGNIE GENERALE DES EAUX - SAHIDE
                            LOAN OF EUR 2,286,000,000

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                    BOND ISSUANCE AND UNDERWRITING AGREEMENT
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AMONG:

COMPAGNIE GENERALE DES EAUX - SAHIDE a French Societe en Commandite par Actions, a limited partnership with share capital of FRF 5,238,130,300 having its registered office located at 52, rue d'Anjou - 75008 Paris, registered in the Register of Commerce and Companies of Paris under number 572 025 526.

      Represented by Mister

                                                         hereafter, the "Issuer"

AND


SOCIETE GENERALE, a French Societe Anonyme (joint stock company) with share capital of FRF 510,915,740, having its registered office located at 29, boulevard Haussmann - 75009 Paris, registered in the Register of Commerce and Companies of Paris under number 552 120 222.

      Represented by Mister Jean-Paul OUDET, Director of Interest Rate, Foreign Exchange, Commodities and Derivatives Markets, duly authorised for these purposes,

                                                    hereafter, the "Underwriter"

AND


VIVENDI, a French Societe Anonyme (joint stock company) with share capital of EUR 2,581,074,080, having its registered office located at 42, avenue Friedland
- 75008 Paris, registered in the Register of Commerce and Companies under number 780 129 961.

      Represented by Mister Guillaume HANNEZO, duly authorised for these purposes,

                                                      hereafter, the "Guarantor"


                                    PREAMBLE

      The Ordinary General Meetings of the general and limited partners of the Issuer shall authorize and decide on the bond issue by the Issuer in favour of the Underwriter for a total cash value of EUR 2,286,000,000, i.e. a nominal cash value, per Bond, of EUR 10,000.

      The issued Bonds shall be reserved for the Underwriter who hereby agrees to underwrite them according to the terms and conditions herein.

      The issuance of the Bonds shall occur without a public offering and the Issuer and the Underwriter hereby agree not to offer the Bonds to the public, for as long as the issue shall not have been subject to an initial public offering on a regulated stock market.

      The present agreement shall not take effect except under the condition precedent of the authorization and the decision to issue taken by the ordinary general meetings of the general and limited partners of the Issuer.

      The Underwriter hereby agrees to underwrite the totality of the bond issue insofar as the Guarantor, parent company of the Issuer, hereby agrees to secure the Bondholders under those terms and conditions provided for hereunder in
Article 1, "Financial Characteristics".

      Furthermore, the Issuer has undertaken, at the Underwriter's request, to obtain from the rating agency S&P, an issuance rating equivalent to that of Vivendi as of the date herein.

      The present financing is granted subject to the appointment by the Guarantor of the Underwriter as lead-manager or joint-lead-manager and sole book runner or joint-book-runner with respect to the two refinancing transactions for a global amount of approximately EUR 5 to 6 billion, anticipated by the Guarantor (capital increase and issuance of convertible bonds in shares) within the framework of its offer to purchase shares of the company United States Filter Corporation (governed by the law of the state of Delaware, United States of America, the shares of which in shares are on the New York Stock Exchange and the registered office of which is located at 40-004 Cook Street, Palm Desert, CA 92211, USA).

      It has been firmly agreed to among the parties that the drawdown of the funds shall not take place until after:

-     the  obtaining  of a valid  and  binding  power of  attorney  from the
      Guarantor   appointing  the  Issuer  to  those   functions  set  forth
      hereabove,

- the obtaining by the Underwriter of a correspondence from the S&P Agency confirming the attribution, with respect to the present Issue, of a rating equivalent to that of the Guarantor as of the date herein,

- the obtaining by the Underwriter of a copy of the minutes of the Board of Directors' meeting of the Guarantor authorizing the President to secure the present Issue under those terms and conditions set forth hereunder in
      Article 1, "Financial Characteristics", in the paragraphs entitled "Guarantee" and "Calling of the Guarantee".

      It is furthermore expressly agreed to between the two parties that the funds generated from the two transactions mentioned hereabove shall be affected as a priority to the reimbursement of the present loan.

1      FINANCIAL CHARACTERISTICS

Issuer:                COMPAGNIE GENERALE DES EAUX - SAHIDE

Underwriter:           SOCIETE GENERALE

Guarantor:             VIVENDI, a French Societe Anonyme (joint stock company)
                       with share capital of EUR 2,581,074,080, having its registered office located at 42, avenue Friedland -
                       75008 Paris, registered in the Registry of Commerce and Companies of Paris under number 780 129 961.

Maturity Date:         Six (6) months following the Repayment and Enjoyment Date
                       of the issue, or the first Business Day thereafter if such a day is not a Business Day.

Currency:              Euro (EUR)

Business Day:          Any day, other than a Saturday or Sunday, where
                       "commercial" banks are open for business in Paris and Luxembourg.

Bondholder:            The Underwriter or any person having otherwise acquired
                       ownership of a Bond.

Loan Amount:           EUR 2,286,000,000

Nominal Unit Amount:   EUR 10,000

Repayment and
Enjoyment Date:        As of 22 April 1999, the Loan Amount may be drawn down
                       and made available to the Issuer according to the procedures set forth hereunder.

                       By no later than 9h00 (Paris time), the Issuer shall address, via facsimile, to the Underwriter, a drawdown notice for the Loan Amount.

                       The Underwriter shall make available to the Issuer, on the Repayment and Enjoyment Date, i.e. three Business Days following the drawdown notice date mentioned hereinabove, the Loan Amount by wire transfer accredited to that bank account, the references of which shall be set forth in said notice.

Issue Price:           100% of the Nominal Unit Amount payable in full by the
                       Underwriter to the Issuer on the Repayment and Enjoyment
                       Date.

Early Repayment:       The Issuer may proceed with, for the entire duration of
                       the loan, subject to prior five (5) Business Days' notice, the early Repayment of the totality of the Bonds, at par value increased by interest earned as of the repayment date. In the event where the Early Repayment
                       Date would not be an interest payment date, the Issuer shall indemnify the Underwriter for all losses, expenses and fees of any nature (and notably the Issuer could be obliged to indemnify the Underwriter for any balance between the 1-month EURIBOR rate and the day-to-day replacement rate for the remaining period of such early reimbursed sum) borne by the latter as a result of said repayment that the Issuer shall be obliged to pay to the Underwriter, at the latter's first request, upon presentation of appropriate receipts.

Interest:              The Issuer shall pay to the Underwriter all interest
                       accrued monthly. The first monthly interest period shall commence on the Repayment and Enjoyment Date and shall end thirty days thereafter. The applicable interest rate shall be the 1-month EURIBOR rate, as published two
                       Business Days prior to the beginning of the monthly interest period, increased by a margin of 0.08%, provided that, if such fixing of the date of interest rate were to fall on the 23rd day of any month, it would be rescheduled for the previous Business Day.

                       The Issuer may, with three (3) Business Days' notice prior to the respective interest period, replace the 1-month EURIBOR rate by the EONIA rate, and such only once during the term of the loan, and for a maximum period of one (1) month.

                       In such a case, the Issuer shall pay to the Underwriter interest equal to the average of the EONIA rates for the drawdown period increased by a margin of 0.08%.

Repayment Price:       On the Maturity Date, the Issuer shall repay the Loan
                       Amount to the Underwriter.

Guarantee:             The loan servicing in Interest and amortization is
                       unconditionally guaranteed for the entire term of the loan by the Guarantor, joint and severally with the Issuer.

Calling of the
Guarantee:             In the event where the totality of the funds required
                       for the servicing of the loan were not paid to the Underwriter on the dates fixed for payment of Interest and the Maturity Date of the Bonds, the Guarantor shall be immediately called to pay to the Underwriter, three (3) Business Days following such dates, that amount required for such loan servicing, it being understood that the Guarantor shall never be obligated to carry out, for any maturity date whatsoever, payment of an amount greater than the total maturity amount due by the Issuer, any partial repayment by the Issuer being furthermore considered as a decrease in the amount due by the Guarantor.

2      EVENT OF DEFAULT

Repayment of the Loan Amount shall become immediately due in the event where the participation of the Guarantor, in the capital of the Issuer, would be less than 99%. If, on the Repayment and Enjoyment Date, the condition provided for in the preceding paragraph were not fulfilled, then the Underwriter would be freed from any and all payment obligations in favour of the Issuer.

3      FINANCIAL SERVICING

Financial servicing of the loan shall be ensured by Societe Generale Bank & Trust - Luxembourg.

4      CALCULATION AGENT: Societe Generale Bank & Trust - Luxembourg

5      FORM OF SECURITIES

The Bonds pursuant to the present loan shall be issued under French law.

They shall take the form of bearer bonds and shall be recorded into an account with SICOVAM as main depository.

6      LISTING

Luxembourg Stock Market.

7      BONDHOLDERS

Bondholders shall be grouped into one body enjoying civil personality in accordance with article 293 of the law dated July 24, 1966 with respect to commercial companies. The meetings shall take place at the Issuer's registered office or at any other location fixed in the notices or letters of convening.

8      RANKING OF CLAIM

The Bonds and interest thereon shall constitute direct, general, unconditional and unsubordinated undertakings by the Issuer, having the same ranking among them and the same ranking of all other debts and guarantees, present or future, of the Issuer.

9      MAINTENANCE OF THE RANKING OF THE LOAN

The Issuer hereby agrees, until effective repayment of the totality of its obligations hereunder, not to grant any mortgage on its real estate property or rights that it could possess or come to possess, nor constitute any pledge on its business in favour of any other obligations without granting the same guarantees and the same ranking as with the present obligations. Such undertaking is exclusively with respect to the issuing of Bonds and shall not affect the freedom of the Issuer to dispose of its estate and property or to grant any guaranty on such property under any other circumstances.

10     TAX REGIME

The payment of interest and the repayment of securities shall be carried out with the deduction of withholding tax only or those taxes that the law mandatorily charges or could charge the holders with.

11     APPLICABLE LAW - JURISDICTION

The present agreement is governed by the laws of France. All related disputes, notably with respect to its validity, interpretation or performance shall be subject to the competence of the jurisdiction of the Court of Appeals of Paris.



Executed in Paris on 2 April 1999
in three (3) original counterparts






The Issuer                                            The Underwriter


COMPAGNIE GENERALE DES EAUX - SAHIDE                  SOCIETE GENERALE
                                                         Jean-Paul OUDET





                           The Guarantor


                             VIVENDI
                        Guillaume HANNEZO